AQUILA TAX-FREE TRUST OF OREGON

SUB‑ADVISORY AGREEMENT

THIS AGREEMENT, made as of [   ] by and between AQUILA INVESTMENT MANAGEMENT LLC, a Delaware limited liability company (the "Manager"), 120 West 45th Street, Suite 3600, New York, New York 10036 and DAVIDSON FIXED INCOME MANAGEMENT, INC. doing business as KIRKPATRICK PETTIS CAPITAL MANAGEMENT (the "Sub-Adviser"), 222 S.W. Columbia Street, Suite 1400, Portland, OR 97201.

W I T N E S S E T H :

WHEREAS, Aquila Tax-Free Trust of Oregon (the “Fund”) is a series of Aquila Municipal Trust (the “Trust”), a Massachusetts business trust which is registered under the Investment Company Act of 1940 (the "Act") as an open-end, non-diversified management investment company;

WHEREAS, the Manager has entered into an Advisory and Administration Agreement with the Fund (the "Advisory and Administration Agreement") pursuant to which the Manager acts as investment adviser with respect to the Fund; and

WHEREAS, pursuant to paragraph 2 of the Advisory and Administration Agreement, the Manager wishes to retain the Sub-Adviser for purposes of rendering investment advisory services to the Manager in connection with the Fund upon the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.	In General

The Manager hereby appoints the Sub-Adviser to render, to the Manager and to the Fund, investment research and advisory services as set forth below under the supervision of the Manager and subject to the approval and direction of the Board of Trustees of the Trust.  The Sub-Adviser shall, all as more fully set forth herein, act as managerial investment adviser to the

Fund with respect to the investment of the Fund's assets, and supervise and arrange the purchase of securities for and the sale of securities held in the portfolio of the Fund.

2.	Duties and Obligations of the Sub-Adviser With Respect To Investment of the Assets of the Fund

(a) Subject to the succeeding provisions of this section and subject to the direction and control of the Manager and the Board of Trustees of the Trust, the Sub-Adviser shall:

(i)	supervise continuously the investment program of the Fund and the composition of its portfolio;

(ii)	determine what securities shall be purchased or sold by the Fund;

(iii)	arrange for the purchase and the sale of securities held in the portfolio of the Fund;

(iv)
at its expense provide for pricing of the Fund's portfolio daily using a pricing service or other source of pricing information satisfactory to the Fund and, unless otherwise directed by the Board of Trustees, provide for pricing of the Fund's portfolio at least monthly using another such source satisfactory to the Fund; and

(v)	consult with the Manager in connection with its duties hereunder.

(b) Any investment program furnished by the Sub-Adviser under this section shall at all times conform to, and be in accordance with, any requirements imposed by: (1) the Act and any rules or regulations in force thereunder; (2) any other applicable laws, rules and regulations; (3) the Declaration of Trust and By-laws of the Trust as amended from time to time; (4) any policies and determinations of the Board of Trustees of the Trust; and (5) the fundamental policies of the Fund, as reflected in its Registration Statement under the Act or as amended by the shareholders of the Fund.

(c) The Sub-Adviser shall give to the Manager and to the Fund the benefit of its best judgment and effort in rendering services hereunder, but the Sub-Adviser shall not be liable for any loss sustained by reason of the adoption of any investment policy or the purchase, sale or retention of any security, whether or not such purchase, sale or retention shall have been based upon (i) its own investigation and research or (ii) investigation and research made by any other individual, firm or corporation, if such purchase, sale or retention shall have been made and such other individual, firm or corporation shall have been selected in good faith by the Sub-Adviser.

(d) Other than as detailed in paragraph 6, nothing in this Agreement shall prevent the Sub-Adviser or any affiliated person (as defined in the Act) of the Sub-Adviser from acting as investment adviser or manager for any other person, firm or corporation and shall not in any way limit or restrict the Sub-Adviser or any such affiliated person from buying, selling or trading any securities for its own or their own accounts or for the accounts of others for whom it or they may be acting, provided, however, that the Sub-Adviser expressly represents that, while acting as Sub-Adviser, it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Fund under this Agreement.

(e) In connection with its duties to arrange for the purchase and sale of the Fund's portfolio securities, the Sub-Adviser shall select such broker dealers ("dealers") as shall, in the Sub-Adviser's judgment, implement the policy of the Fund to achieve "best execution," i.e., prompt, efficient, and reliable execution of orders at the most favorable net price.  The Sub-Adviser shall cause the Fund to deal directly with the selling or purchasing principal or market maker without incurring brokerage commissions unless the Sub-Adviser determines that better price or execution may be obtained by paying such commissions; the Fund expects that most transactions will be principal transactions at net prices and that the Fund will incur little or no brokerage costs.  The Fund understands that purchases from underwriters include a commission or concession paid by the issuer to the underwriter and that principal transactions placed through dealers include a spread between the bid and asked prices.  In allocating transactions to dealers, the Sub-Adviser is authorized to consider, in determining whether a particular dealer will provide best execution, the dealer's reliability, integrity, financial condition and risk in positioning the securities involved, as well as the difficulty of the transaction in question, and thus need not pay the lowest spread or commission available if the Sub-Adviser determines in good faith that the amount of commission is reasonable in relation to the value of the brokerage and research services provided by the dealer, viewed either in terms of the particular transaction or the Sub-Adviser's overall responsibilities.  If, on the foregoing basis, the transaction in question could be allocated to two or more dealers, the Sub-Adviser is authorized, in making such allocation, to consider whether a dealer has provided research services, as further discussed below.  Such research may be in written form or through direct contact with individuals and may include quotations on portfolio securities and information on particular issuers and industries, as well as on market, economic, or institutional activities.  The Fund recognizes that no dollar value can be placed on such research services or on execution services and that such research services may or may not be useful to the Fund and may be used for the benefit of the Sub-Adviser or its other clients.

(f) The Sub-Adviser agrees to maintain, and to preserve for the periods prescribed, such books and records with respect to the portfolio transactions of the Fund as are required by the Act, the Investment Advisers Act of 1940 (the “Advisers Act”) or by applicable law and regulation, and agrees that all records which it maintains for the Fund on behalf of the Manager shall be the property of the Fund and agrees upon reasonable request to provide to the Fund or the Manager copies of any and all records it maintains in accordance with this Agreement.

(g) The Sub-Adviser agrees to maintain a compliance program reasonably designed to prevent violations by the Sub-Adviser of the Federal Securities Laws as defined in Rule 38a-1 under the Act (the “Federal Securities Laws”), which shall include, but are not limited to, written policies and procedures relating to trading, best execution, the prevention of disclosure of material non-public information and a code of ethics that meets the requirements of Rule 17j-1 under the Act and Rule 204A-1 under the Advisers Act. The Sub-Adviser agrees to maintain written policies and procedures that are reasonably designed to prevent violation by the Fund of the Federal Securities Laws, solely in connection with the Sub-Adviser carrying out its duties to the Fund.  The Fund will provide the Sub-Adviser with copies of its written policies and procedures which are also reasonably designed to prevent violations by the Fund of the Federal Securities Laws. The Sub-Adviser shall promptly provide the Fund’s Chief Compliance Officer (the “CCO”), upon request, copies of such compliance policies and procedures and promptly provide the CCO with copies of any material changes to those policies and procedures.  The Sub-Adviser shall provide assistance as may be reasonably requested by the CCO to facilitate the CCO’s performance of his/her responsibilities under Rule 38a-1 to review, evaluate and report to the Trust’s Board of Trustees on the operation of the Sub-Adviser’s compliance policies and procedures and shall promptly report to the CCO any “Material Compliance Matter” as defined by Rule 38a-1(e)(2) under the Act.  At least annually, the Sub-Adviser shall provide a certification to the CCO to the effect that the Sub-Adviser has in place and has implemented policies and procedures that are reasonably designed to ensure compliance by the Fund and the Sub-Adviser with the Federal Securities Laws. In addition, the Sub-Adviser shall provide assistance as may be reasonably requested by the Manager in connection with compliance by the Fund with any current or future legal and regulatory requirements related to the services provided by the Sub-Adviser hereunder.  The Sub-Adviser shall also, in connection with the purchase and sale of securities for the Fund, provide such assistance to the Fund’s custodian, as may be reasonably necessary, to enable the custodian to perform its responsibilities with respect to the Fund, including, but not limited to, assistance related to the settlement of all portfolio transactions.

(h) The Sub-Adviser agrees to furnish to the Manager and to the Board of Trustees of the Trust such periodic and special reports as each may reasonably request.

(i) It is agreed that the Sub-Adviser shall have no responsibility or liability for the accuracy or completeness of the Fund's Registration Statement under the Act and the Securities Act of 1933, except for information supplied by the Sub-Adviser for inclusion therein.  The Sub-Adviser shall promptly inform the Fund as to any information concerning the Sub-Adviser appropriate for inclusion in such Registration Statement, or as to any transaction or proposed transaction which might result in an assignment (as defined in the Act) of this Agreement.

(j) The Sub-Adviser shall not be liable for any error in judgment or for any loss suffered by the Fund or its security holders in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.  Nothing in this Agreement shall, or shall be construed to, waive or limit any rights which the

Fund may have under federal and state securities laws which may impose liability under certain circumstances on persons who act in good faith.

(k) To the extent that the Manager is indemnified under the Trust's Declaration of Trust with respect to the services provided hereunder by the Sub-Adviser, the Manager agrees to provide the Sub-Adviser the benefits of such indemnification.

(l) The Sub-Adviser shall not consult with any other sub-adviser for the Fund or any other series of the Trust, or any sub-adviser of any other fund under common control with the Fund, concerning transactions for the Fund or any other fund under common control in securities or other assets, except that such consultations are permitted between the current and successor sub-investment advisers of the Fund in order to effect an orderly transition of sub-advisory duties so long as such consultations are not concerning transactions prohibited by Section 17(a) of the Act.  In addition, the Sub-Adviser shall not consult with the adviser of any fund under common control with the Fund concerning transactions for the other fund in securities or other assets unless the Sub-Adviser is also a sub-adviser of such other fund.

3. Allocation of Expenses

The Sub-Adviser shall bear all of the expenses it incurs in fulfilling its obligations under this Agreement.  In particular, but without limiting the generality of the foregoing, the Sub-Adviser shall furnish, at the Sub-Adviser's expense, all office space, facilities, equipment and clerical personnel necessary for carrying out its duties under this Agreement. The Sub-Adviser shall supply, or cause to be supplied, to any investment adviser, administrator or principal underwriter of the Fund all necessary financial information in connection with such adviser's, administrator's or principal underwriter's duties under any agreement between such adviser, administrator or principal underwriter and the Fund.  The Sub-Adviser will also pay all compensation of the Fund's officers, employees, and Trustees, if any, who are affiliated persons of the Sub-Adviser.

4. Compensation of the Sub-Adviser

The Manager agrees to pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation for all services rendered by the Sub-Adviser as such, a management fee payable monthly and computed on the net asset value of the Fund as of the close of business each business day at the annual rates of 0.18 of 1% of such net asset value on net assets of the Fund up to $400,000,000; 0.16 of 1% of the Fund’s net assets above that amount to $1,000,000,000 and 0.14 of 1% of the Fund's net assets above $1,000,000,000.

5. Duration and Termination

(a) This Agreement shall become effective as of 11:58 p.m. Central Time on the date first written above and shall, unless terminated as hereinafter provided, continue in effect until the June 30 next preceding the first anniversary of the effective date of this Agreement, and from year to year thereafter, but only so long as such continuance is specifically approved at least annually (1) by a vote of the Trust's Board of Trustees, including a vote of a majority of the Trustees who are not parties to this Agreement or "interested persons" (as defined in the Act) of any such party, with votes cast in person at a meeting called for the purpose of voting on such approval, or (2) by a vote of the holders of a "majority" (as so defined) of the outstanding voting securities of the Fund and by such a vote of the Trustees.

(b) This Agreement may be terminated by the Sub-Adviser at any time without penalty upon giving the Manager and the Fund sixty days' written notice (which notice may be waived). This Agreement may be terminated by the Manager or the Fund at any time without penalty upon giving the Sub-Adviser sixty days' written notice (which notice may be waived by the Sub-Adviser), provided that such termination by the Fund shall be directed or approved by a vote of a majority of its Trustees in office at the time or by a vote of the holders of a majority (as defined in the Act) of the voting securities of the Fund outstanding and entitled to vote. This Agreement shall automatically terminate in the event of its assignment (as defined in the Act) or the termination of the Advisory and Administration Agreement.

6. Special Provisions

(a) The Sub-Adviser, under the supervision of the Manager, shall provide at its expense portfolio management particularly qualified to manage investments in which the Fund primarily invests, and such portfolio management personnel shall be principally located in the state of issuers of such investments unless otherwise acceptable to the Board of Trustees of the

Fund.  The Sub-Adviser shall also have with respect to the Fund a credit committee, the purpose of which shall be to provide timely evaluation and assessment of the Fund’s portfolio.  The Sub-Adviser shall assure that the portfolio manager and credit committee shall be provided with appropriate resources for the performance of their functions hereunder.  Any change of personnel or arrangements materially adversely affecting the provision of portfolio management services hereunder, shall be reported immediately to the Manager.

(b) For the duration of this Agreement the business name of the Sub-Adviser shall include the words "Kirkpatrick Pettis," all material referring to the Sub-Adviser in connection with the Fund shall include that name, and the Davidson Companies shall cause all investment advisory services performed on behalf of the Fund to be provided in association with that name.

(c) For the duration of this Agreement, the Sub-Adviser agrees that the Sub-Adviser or any affiliate thereof shall not provide portfolio management services for any investment companies registered under the Act which invest in municipal securities issued by the State of Oregon or its political subdivisions without the prior written consent of the Manager.

(d) The Sub-Adviser agrees to make available appropriate investment personnel to meet with financial professionals and shareholders or prospective shareholders upon reasonable notice.

(e) During the term of this Agreement and for a period of six months following the termination of this Agreement, to allow an orderly and efficient transition of the Sub-Adviser’s services copies of any credit report or analysis prepared by or for the Sub-Adviser concerning a security or issuer in which the Fund has invested, and, unless otherwise restricted pursuant to any agreements with an issuer, financial records of such issuer in the possession of the Sub-Adviser on which the report is based, shall be provided to the Fund upon request.

7. Separability

If at any time any provision of this Agreement is or becomes illegal, invalid, or unenforceable in any respect, the legality, validity, and enforceability of the remaining provisions will remain in full force and effect.

8. Multiple Originals

This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

9. Facsimile Signatures

The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

10. Notices of Meetings

The Manager agrees that notice of each meeting of the Board of Trustees of the Trust will be sent to the Sub-Adviser and the Sub-Adviser agrees that it will make appropriate arrangements for the attendance (as persons present by invitation) of such person or persons as the Sub-Adviser may designate.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

ATTEST:		AQUILA INVESTMENT MANAGEMENT LLC

By:

ATTEST:		DAVIDSON FIXED INCOME MANAGEMENT, INC. doing business as KIRKPATRICK PETTIS CAPITAL MANAGEMENT

By:

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